EXHIBIT 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is between James Northup, an individual (“Executive”) and DuPont Photomasks, Inc. (“DPI”) and is effective October 8, 2003.

BACKGROUND

A.            Executive and DPI are parties to an Employment Agreement dated December 27, 2001 (the “Agreement”).

B.            Executive and DPI desire to amend certain of the terms of the Agreement in order to reflect the change in Executive’s duties and title from Executive Vice President of Worldwide Sales to Chief Operating Officer, which changes were effective October 8, 2003.

AMENDMENT

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and DPI agree as follows:

1.               Definitions.  Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

2.               Term. The first sentence of Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

Executive shall serve as Chief Operating Officer (COO) and shall report solely to the Chief Executive Officer of the Company (CEO).

3.               Incentive Compensation.  The first sentence of Section 1.4.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

Pursuant to the Company’s standard bonus plan, Executive will be entitled to an annual target bonus opportunity of sixty percent (60%) of Base Salary (the “Incentive Compensation”).

4.               Annual Stock Option Grant.  The second sentence of Section 1.5.2 of the Agreement is hereby amended and restated to read in its entirety as follows:

The target grant for Executive shall be an option to purchase thirty-five thousand shares (35,000) of Common Stock, granted in accordance with the terms of the Plan, the actual number of shares in the grant to be determined by the CEO and the Compensation Committee of the Board of Directors.

5.               Miscellaneous.  The provisions of this Amendment supersede all provisions of the Agreement which are inconsistent with the provisions of this Amendment.  The Agreement, as modified by this Amendment, constitutes the entire agreement of Executive and DPI with respect to the subject matter of the Agreement, and supersedes any prior agreements or understandings of Executive and DPI with respect thereto.  This Amendment may be executed in several counterparts, all of which taken together shall constitute a single agreement between the Parties.

In witness whereof, the Parties have caused this Amendment to be executed by their duly authorized representatives, who by their signatures represent that they are so authorized, to be effective as of the date written in the first paragraph above.

DUPONT PHOTOMASKS, INC.

JAMES NORTHUP

/s/ Marshall Turner, Chief Executive Officer	/s/ James Northup
November 10, 2003	November 7, 2003